PROPERTY OPTION AGREEMENT

BETWEEN

BHP BILLITON DIAMONDS INC.

AND

COMMANDER RESOURCES LTD.

Dated June 18, 2003

TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS

1

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES

6

ARTICLE 3 - FIRST AND SECOND OPTIONS

8

ARTICLE 4 - RIGHT OF ENTRY

8

ARTICLE 5 - VESTING OF INTEREST

9

ARTICLE 6 - BACK-IN AND BUY-BACK OPTIONS

9

ARTICLE 7 - FORMATION OF JOINT VENTURE

10

ARTICLE 8- ACTIVITIES OF OPERATOR

11

ARTICLE 9 - OBLIGATIONS OF THE OPERATOR

12

ARTICLE 10 - TRANSFERS

13

ARTICLE 11 - FORCE MAJEURE

14

ARTICLE 12 - CONFIDENTIAL INFORMATION

15

ARTICLE 13 - DISPUTE RESOLUTION

15

ARTICLE 14 - DEFAULT AND TERMINATION

16

ARTICLE 15 - COVENANTS OF CRL

16

ARTICLE 16 - NOTICES

17

ARTICLE 17 - CONDITIONS PRECEDENT

18

ARTICLE 18 - GENERAL

18

SCHEDULE “A” – BHP BILLITON HSEC POLICY

SCHEDULE “B” – INSPECTION NOTICE

SCHEDULE “C” – LAND USE PERMIT

SCHEDULE “D” – THE PROPERTY

SCHEDULE “E” – ROYALTY INTEREST DEFINITIONS

SCHEDULE “F” – WATER USE PERMIT

SCHEDULE “G” – SUMMARY OF JOINT VENTURE TERMS

PROPERTY OPTION AGREEMENT

THIS AGREEMENT is made as of the 18th day of June, 2003.

BETWEEN:

BHP BILLITON DIAMONDS INC., a Canadian corporation, having offices at Suite 2300 – 1111 West Georgia Street, Vancouver, British Columbia, V6E 4M3

(referred to herein as “BHPB”)

OF THE FIRST PART

AND:

COMMANDER RESOURCES LTD., a company incorporated under the laws of British Columbia, having offices at Suite 1550 – 409 Granville Street, Vancouver, British Columbia, Canada, V6C 1T2

(referred to herein as “CRL”)

OF THE SECOND PART

WHEREAS:

A.

BHPB has represented to CRL that it is the legal and beneficial owner of an undivided 100% interest in and to those prospecting permits located in Nunavut, Canada (the “Property”), as more particularly described herein; and

B.

BHPB wishes to grant and CRL wishes to acquire the right to earn an undivided one hundred percent (100%) interest in and to the Property on the terms and subject to the conditions set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1 - DEFINITIONS

1.1

For the purposes of this Agreement, including the recitals and any schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and expressions shall have the following meanings:

(a)

“Affiliate” means any person, partnership, joint venture, corporation, or other form of enterprise, which directly or indirectly controls, is controlled by, or is under common control of a party hereto.  As used herein, "control" means direct or indirect possession of the power to direct or cause the direction of the management or policies of a legal entity, whether through ownership of voting securities, by contract, or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.  It is understood and agreed that control of a company can be exercised without direct or indirect ownership of fifty percent (50%) or more of the votes exercisable at a general meeting (or its equivalent). The parties understand and agree that “Affiliate” expressly includes BHP Billiton Plc. and BHP Billiton Limited and their respective related and affiliated entities that meet the requirements set forth in this paragraph;

(b)

“Agreement” means this Agreement, as amended from time to time;

(c)

“BHP Billiton HSEC Policy” means the Working Responsibly at BHP Billiton, health, safety, environment and community responsibilities policy attached hereto as Schedule “A”;

(d)

“BHPB Gold Royalty” means a net smelter royalty held by BHPB, as more particularly described in Schedule “E” to this Agreement;

(e)

“Business Day” means a day other than a Saturday, Sunday or any day on which chartered banks in the City of Vancouver, British Columbia, Canada, are not open for business during normal banking hours;

(f)

“CIM Standards” means the Canadian Institute of Mining, Metallurgy and Petroleum Standards on Mineral Resources and Reserves, Definitions and Guidelines, as adopted by the CIM Counsel on August 20, 2000;

(g)

“Commercial Production” means the first day of the month following the month in which Minerals from a mine on, in or under the Property or a Project Area, as applicable, have been extracted and processed to yield Product for ninety (90) consecutive days at a rate, averaged over such ninety (90) day period, of not less than seventy percent (70%) of the average daily rate projected by the Feasibility Study pursuant to which a mine is developed.  The processing or shipping of bulk samples for testing purposes shall not be considered for the purpose of establishing the commencement of Commercial Production;

(h)

“Discovery Notice” means written notice from CRL to BHPB under which CRL confirms that it has made a Mineral Discovery on the Property;

(i)

“Exchange” means the TSX Venture Exchange;

(j)

“Expenditures” means any costs incurred by a party in connection with the Property, whether direct or indirect, on or off the Property, and for purposes of:

(i)

prospecting, exploration, evaluation, and development of the Property;

(ii)

maintaining in good standing, the claims, exploration permits, mining leases, and any and all other forms of tenure applicable to the Property;

(iii)

payments of fees, duties, or other charges or deductions to acquire, maintain or as required by any license, permit, or other documents issued by governmental bodies or other persons granting the right to use mineral resources and surface lands;

(iv)

all other expenses incurred in connection with the Property or this Agreement, including expenses for all permits and documents issued by any government or its authorized agent, environmental and other studies, charges incurred for site preparation, engineering, surveying, permits, equipment rental, third-party contractor services, construction of roads, costs of equipment and supplies, labour costs, legal fees, all fees under any consulting agreement, and all direct salary and field expenses of exploration personnel, transportation costs; and

(v)

any Feasibility Study;

(a)

“Feasibility Study” means a comprehensive description of the construction, development, mining, processing, and marketing plan for a mine to exploit Minerals on, in or under the Property or a Project Area, as applicable, in such form and substance as would reasonably be required by the Boards of Directors of BHPB and CRL, respectively, in making an investment decision to place such a mine into Commercial Production. The Feasibility Study shall include the confirmation of ore reserves (including diamond reserves), by the conduct of detailed drilling works, hydrological and geotechnical works, environmental studies, and, if deemed necessary by the parties, the mining of one or more bulk samples of mineralization for karat determination, metallurgical studies or otherwise, which may require the construction of one or more shafts, the construction of an incline, or works associated with a trial mine. The Feasibility Study shall contain estimates of both capital and operating costs and shall analyze how to proceed with mining operations to economically and commercially extract the target Mineral(s), identify the optimum structure for the mining venture, and include reference to relevant marketing and financial aspects;

(b)

“First Back-In Option” means the option granted to BHPB by CRL pursuant to Section 6.1;

(c)

“First Option” means the option granted to CRL by BHPB pursuant to Section 3.1 of this Agreement;

(d)

“Gold Resource” means any Mineral Resource in which the value of the contained gold is equal to or greater than fifty percent (50%) of all economically recoverable Minerals contained in that Mineral Resource;

(e)

“Inspection Notice” means that letter from Indian and Northern Affairs Canada to BHPB dated December 4, 2002, attached to this Agreement as Schedule “B”;

(f)

“Joint Venture” means that commercial relationship between BHPB and CRL established under the Joint Venture Agreement;

(g)

“Joint Venture Agreement” means a joint venture agreement entered into between BHPB and CRL pursuant to Article 7 of this Agreement;

(h)

"Land Use Permit” means land use permit N2002C0001 issued by Indian and Northern Affairs Canada to BHPB on March 4, 2002, attached to this Agreement as Schedule “C”;

(i)

“Mineral Discovery” means the discovery or identification of any type of mineralization in which the combined value of all contained Minerals or metals, excluding gold, is equivalent to the value of a ten (10) meter drill intersection containing five percent (5%) copper;

(j)

“Mineral Resource” as defined in the CIM Standards, means a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth’s crust in such form and quantity and of such grade or quality that it has reasonable prospects for economic extraction;

(k)

“Minerals” means all base metals and minerals, all precious metals and minerals, all non-metallic minerals including diamonds, all industrial minerals and all ores, concentrates, precipitates, beneficiated products, and solutions containing any of the afore mentioned minerals, and all forms in which such minerals may occur, be found, extracted or produced on, in or under the Property;

(l)

“Nadluaruk Lake Camp” means the 20 person camp located in the Nadluaruk Lake area, western Baffin Island, Nunavut and established by BHPB pursuant to the Land Use Permit;

(m)

“Non-Gold Resource” means any Mineral Resource other than a Gold Resource;

(n)

“Operations” means all activities carried out in connection with the prospecting, exploring, evaluation, development, and mining of Minerals, including, without limitation, prospecting, exploration, the development of a mine, the mining, extraction, treatment, storage and processing of Minerals, distribution of Product, the acquisition and relinquishment of properties or the construction of any improvements, personality, fixtures or equipment reasonably necessary therefore, and any other activities or operations related to or necessary for exploration, development, and mining of Minerals on, in or under the Property;

(o)

“Operator” means CRL until the Second Option has been exercised or terminated;

(p)

“Product” or “Products” means all Minerals and materials of commercial value produced or derived from the Property;

(q)

“Project Area” means a specific geographic area designated as such by both BHPB and CRL pursuant to Section 6.7 and within which a Mineral Discovery is located;

(r)

“Property” means those sixteen (16) exploration permits more particularly described in Schedule “D” to this Agreement, together with the surface rights, mineral rights and personal property associated therewith, and shall include any renewal thereof and any form of successor or substitute title thereto;

(s)

“Royalty Interest” means either a net smelter royalty or a gross production royalty, as applicable to the Minerals under Commercial Production from the Property or a Project Area, as applicable, as more fully defined in Schedule “E” to this Agreement;

(t)

“Second Back-In Option” means the option granted to BHPB by CRL pursuant to Section 6.2;

(u)

“Second Option” means the option granted to CRL by BHPB pursuant to Section 3.4; and

(v)

“Water Use Permit” means the approval of the Nunavut Water Board, granted to BHPB on March 8, 2002 to use and dispose of water at the Nadluaruk Lake Camp, attached to this Agreement as Schedule “F”.

1.2

Entire Agreement

This Agreement, together with any and all agreements, documents and other instruments to be delivered pursuant hereto or simultaneously herewith constitutes the entire agreement between BHPB and CRL pertaining to the subject matter hereof.  This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of and between the parties hereto relating to the Property and there are no representations, warranties, covenants or other agreements among the parties hereto in connection with the subject matter hereof except as specifically set forth in this Agreement.  No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

1.3

Headings

The Articles, Sections, Subsections and other headings contained herein are included solely for convenience, are not intended to be full or accurate descriptions of the content hereof and shall not be considered part of this Agreement.

1.4

Currency

In this Agreement, all dollar amounts are expressed in lawful currency of Canada, unless specifically provided to the contrary.

1.5

Schedules

The following Schedules attached to this Agreement are an integral part of this Agreement:

Schedule “A”	-	BHP Billiton HSEC Policy
Schedule “B”	-	Inspection Notice
Schedule “C”	-	Land Use Permit
Schedule “D”	-	The Property
Schedule “E”	-	Royalty Interest Definitions
Schedule “F”	-	Water Use Permit
Schedule “G”	-	Summary of Joint Venture Terms

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES

2.1

Each of the parties represents and warrants to the other that:

(a)

it is a company duly incorporated, validly subsisting and in good standing with respect to filing of annual reports under the laws of the jurisdiction of its incorporation and is or will be qualified to do business in the jurisdiction in which the Property is located and to hold an interest in the Property;

(b)

has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder; and

(c)

it has duly obtained all authorizations for the execution, delivery, and performance of this Agreement, and such execution, delivery and performance and the consummation of the transactions herein contemplated will not conflict with, or accelerate the performance required by or result in any breach of any covenants or agreements contained in or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constating or initiating documents or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject and will not contravene any applicable laws.

2.2

BHPB represents and warrants to CRL that:

(a)

Subject to any applicable government royalties, it is the sole beneficial owner of a 100% interest in and to the Property;

(b)

the Property is in good standing under the Canada Mining Regulations;

(c)

the Property is free and clear of all liens, charges and encumbrances and is not subject to any right, claim or interest of any other person;

(d)

it has complied with all laws in effect in Nunavut with respect to the location and acquisition of the prospecting permits comprising the Property;

(e)

it is not aware of any adverse claim or challenge against or to the ownership of or title to the Property, or any portion thereof nor is it aware of any basis for such a claim or challenge and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof or interest therein and no person has any royalty or interest whatsoever in production or profits from the Property or any portion thereof;

(f)

there are no obligations or commitments for reclamation, closure or other environmental corrective, clean-up or remediation action directly or indirectly relating to the Property;

(g)

the conditions at the BHPB Camp have not changed since the date of the Inspection Notice; and

(h)

no environmental audit, assessment, study or test has been conducted in relation to the Property by or on behalf of BHPB nor is BHPB aware of any of the same having been conducted by or on behalf of any other person (including any governmental authority).

2.3

CRL represents and warrants to BHPB that:

(a)

there are no consents, authorizations, licenses, agreements, permits, approvals or orders of any person or governmental authority required to permit CRL to complete the transactions contemplated by this Agreement other than the approval of the Exchange;

(b)

it shall provide BHPB with a Discovery Notice within five (5) Business Days of making a Mineral Discovery on the Property;

(c)

it shall carry out all Operations on the Property in compliance with all applicable mining and environmental protection legislation, regulations, by-laws or lawful requirements in force or proposed to be brought into force as of or subsequent to the date of this Agreement; and

(d)

it shall carry out all activities at the Nadluaruk Lake Camp in compliance with the Water Use Permit, the Land Use Permit and all applicable mining and environmental protection legislation, regulations, by-laws or lawful requirements in force or proposed to be brought into force as of or subsequent to the date of this Agreement.

2.4

CRL and BHPB each hereby acknowledge and confirm that no area of interest or area of exclusion shall apply to any areas located outside the current external perimeters of the Property.  The terms and conditions of this Agreement shall not apply to any lands or interests in Minerals located outside of the outer perimeters of the Property.

2.5

The preceding representations and warranties are conditions upon which the parties have relied in entering into this Agreement. Such representations and warranties are to be construed as both conditions and warranties and shall, regardless of any investigation made by or on behalf of any party as to the accuracy of such representations and warranties, survive the closing of the transaction contemplated in this Agreement.  Each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty contained in this Agreement.  In addition to any other remedy to which it may be entitled, each party shall be entitled to set off any loss, damage or costs suffered by against any payment required to be made by it to any other party hereunder, as a result of any breach of representation or warranty.

ARTICLE 3 – FIRST AND SECOND OPTIONS

3.1

Subject to the BHPB Gold Royalty, BHPB hereby grants to CRL, the sole, exclusive and irrevocable right and option (the “First Option”) to acquire an undivided fifty percent (50%) interest in and to the Property.  The First Option shall be exercisable by CRL incurring an aggregate $100,000 in Expenditures on the Property on or before December 31, 2003.

3.2

Pursuant to Article 15 of this Agreement, CRL acknowledges that the $100,000 Expenditure requirement as set out in Section 3.1 is an irrevocable commitment.

3.3

In the event that CRL incurs Expenditures in excess of the amount required to exercise the First Option, such excess Expenditures shall be credited to CRL and applied against future Second Option or Joint Venture Expenditure requirements, as applicable.

3.4

Upon CRL exercising the First Option, BHPB shall be deemed to have granted to CRL, the sole, exclusive and irrevocable right and option (the “Second Option”) to acquire an additional undivided fifty percent (50%) interest in and to the Property.  The Second Option shall be exercisable by CRL incurring an additional $100,000 in Expenditures on the Property on or before December 31, 2005.

3.5

In the event that CRL incurs Expenditures in excess of the aggregate $200,000 required to exercise the First and Second Options, such excess Expenditures shall be credited to CRL and applied against future Joint Venture Expenditure requirements.  CRL shall not be credited with Second Option Expenditures if the Second Option is terminated or not fully exercised on or before December 31, 2005.

ARTICLE 4 – RIGHT OF ENTRY

4.1

Except as otherwise provided in this Agreement, until the First Option or the Second Option, as applicable, is exercised or terminated in accordance with the terms of this Agreement, CRL, its employees, contractors and agents shall have the sole and exclusive right to:

(a)

enter in, under or upon the Property and carry out Operations;

(a)

exclusive and quiet possession of the Property;

(b)

exclusive possession and use of the Nadluaruk Lake Camp;

(c)

bring upon the Property or the Nadluaruk Lake Camp and to erect thereon such mining or camp facilities as it may consider advisable; and

(a)

remove Minerals from the Property for the purpose of bulk sampling, pilot plant or test operations.

ARTICLE 5 – VESTING OF INTEREST

5.1

Upon CRL exercising the First Option by incurring $100,000 in Expenditures in accordance with Section 3.1, an undivided fifty percent (50%) interest in and to the Property shall vest, and shall be deemed for all purposes hereof to have vested, in CRL.

5.2

Upon CRL exercising the Second Option by incurring $100,000 in Expenditures in accordance with Section 3.4, an additional undivided fifty percent (50%) interest in and to the Property shall vest, and shall be deemed for all purposes hereof to have vested, in CRL.  For greater certainty, upon exercising the Second Option, CRL shall hold a one hundred percent (100%) interest in and to the Property, subject to the BHPB Gold Royalty.

5.3

At any time after exercising the First or the Second Option, CRL may request that BHPB deliver to CRL, a recordable transfer, bill of sale or other instrument required, to facilitate the transfer of the interest in the Property acquired by CRL into the name of CRL.

5.4

CRL may at any time, file, register or otherwise deposit a copy of this Agreement in the office of the Mining Recorder, Nunavut Region, Iqaluit, Nunavut, for the purpose of providing third parties with notice of this Agreement and the rights thereunder.

5.5

CRL covenants and agrees that, notwithstanding Article 10, until the First Option is exercised in accordance with the terms of this Agreement, CRL shall not sell, assign, transfer, convey, mortgage, grant an option in respect of, or grant a right to purchase or in any manner whatsoever transfer, alienate or otherwise dispose of, all or any part of its interest in and to the Property except as provided in this Agreement.

ARTICLE 6 – BACK-IN AND BUY-BACK OPTIONS

6.1

If a Mineral Discovery is made after CRL has exercised the First Option but prior to the exercise of the Second Option, CRL shall be deemed to have:

(a)

granted BHPB the sole, exclusive and irrevocable right and option to acquire an aggregate twenty-five percent (25%) interest in that specific Mineral Discovery, such interest being fifty percent (50%) of all rights and interests held by CRL in that specific Mineral Discovery (a “First Back-In Option”); and

(b)

terminated the Second Option in respect of that Mineral Discovery.

6.2

If a Mineral Discovery is made after CRL has exercised both the First Option and the Second Option, CRL shall be deemed to have granted BHPB the sole, exclusive and irrevocable right and option to acquire a seventy-five percent (75%) interest in and to that specific Mineral Discovery (the “Second Back-In Option”).

6.3

The First Back-In Option or the Second Back-In Option, as applicable, shall be exercisable by BHPB reimbursing CRL in an amount equal to two hundred percent (200%) of CRL’s Expenditures reasonable attributable to Non-Gold Resource exploration in respect to that specific Mineral Discovery.

6.4

BHPB shall have 90 days from receipt of a Discovery Notice within which to elect to exercise the First Back-In Option or the Second Back-In Option, as applicable, in respect of that specific Mineral Discovery.  If BHPB fails to elect to exercise a First Back-In Option or a Second Back-In Option, as applicable, within the 90 day exercise period, BHPB shall be deemed to have elected not to exercise the applicable Back-In Option and that Back-In Option shall terminate immediately and be of no further force or effect in respect of that Mineral Discovery.

6.5

The reimbursement payment required pursuant to Section 6.4 shall be delivered to CRL on or before the date that is 120 days following the date upon which BHPB receives a Discovery Notice from CRL.  Failure to deliver the said payment within the 120 day reimbursement period shall result in the immediate termination of the First Back-In Option or the Second Back-In Option, as applicable.

6.6

The First Back-In Option or the Second Back-In Option, as applicable, shall remain in effect for as long as CRL holds a direct or indirect interest in the Property or any part thereof and BHPB shall not be required to take any action or incur any costs to maintain either of the said options prior to receiving a Discovery Notice from CRL.

6.7

For greater certainty, upon BHPB exercising either the First Back-In Option or the Second Back-In Option, BHPB shall hold an aggregate seventy-five percent (75%) interest in and to the Mineral Discovery in respect of which the First Back-In Option or the Second Back-In Option, as applicable, was exercised.

6.8

Upon the exercise of a First Back-In Option or a Second Back-In Option, BHPB and CRL shall:

(a)

jointly designate the specific geographic area encompassing the Mineral Discovery that will constitute the Project Area in respect to that Mineral Discovery; and

(b)

enter into a joint venture pursuant to Article 7 for this Agreement.

6.9

Upon BHPB exercising a First Back-In Option, CRL shall deliver to BHPB, a recordable transfer, bill of sale or other instrument required, to facilitate the transfer of a twenty-five percent (25%) interest in and to the applicable Project Area.  Upon BHPB exercising the Second Back-In Option, CRL shall deliver to BHPB, a recordable transfer, bill of sale or other instrument required, to facilitate the transfer of a seventy-five percent (75%) interest in and to the applicable Project Area.

ARTICLE 7 – FORMATION OF JOINT VENTURE

7.1

The parties shall associate themselves as a single purpose Joint Venture for the purpose of continuing exploration and development of the Property or a Project Area, as applicable, with a view to placing one or more Non-Gold Resources into Commercial Production.

7.2

The parties shall be deemed to have associated themselves as a Joint Venture upon:

(a)

the exercise of the First Option and the termination of the Second Option; or

(b)

the exercise of the First Back-In Option and the termination of the Second Back-In Option; or

(c)

the exercise of the Second Back-In Option.

7.3

Within ninety (90) days of the date of this Agreement, the parties shall complete a formal Joint Venture Agreement incorporating, among other things, those terms as set out in Schedule “G” to this Agreement.  Unless otherwise agreed to by the parties, no Joint Venture activities on the Property or a Project Area shall be initiated or undertaken until an applicable Joint Venture Agreement has been executed by both parties.

7.4

The initial Joint Venture interests of the parties under the Joint Venture Agreement shall be:

(a)

fifty percent (50%) for each of CRL and BHPB if the First Option is exercised and the Second Option and the First Back-In Option are terminated; or

(b)

Seventy-five percent (75%) and twenty-five percent (25%) for BHPB and CRL respectively, if the either of the First Back-In Option or the Second Back-In Option are exercised.

ARTICLE 8- ACTIVITIES OF OPERATOR

8.1

The Operator, in consultation with the parties, shall have full right, power and authority to do everything necessary or desirable to determine the manner of exploration and development of the Property and, without limiting the generality of the foregoing, the right, power and authority to:

(a)

regulate access to the Property subject only to the right of the representatives of CRL and BHPB to have access to the Property at all reasonable times and on reasonable notice, for the purpose of inspecting work being done thereon but at their own risk and expense;

(b)

employ and engage such employees, agents and independent contractors as the Operator may consider necessary or advisable to carry out its duties and obligations hereunder and in this connection to delegate any of its powers and rights to perform its duties and obligations hereunder;

(c)

execute all documents, deeds and instruments, do or cause to be done all such acts and things and give all such assurances as may be necessary to maintain good and valid title to the Property and each party hereby irrevocably appoints the Operator its true and lawful attorney to give effect to the foregoing and hereby agrees to indemnify and hold the Operator harmless from any and all costs, losses or damage sustained or incurred by the Operator directly or indirectly as a result of its exercise of its powers and save where those powers have been exercised in bad faith or with gross negligence; and

(d)

conduct such title examination and cure such title defects as may be advisable in the reasonable judgment of the Operator.

8.2

The Operator shall, on an annual basis during the term of this Agreement, deliver to each of BHPB and CRL a report, including up-to-date maps, if any, describing the status of title of the Property, together with the results of any program and budget then completed, including reasonable details of Expenditures made or to be made during such programs. Where practicable all data shall be supplied on paper and in a widely recognized digital form on such media as all parties may reasonably be able to access.

8.3

Prior to proceeding with any exploration or development program on the Property, the Operator shall deliver to CRL and BHPB, a program and budget for such program.  CRL and BHPB shall have ninety (90) days from delivery of the program and budget to review and comment on such program and budget. If CRL and BHPB, while acting in good faith, are unable to agree on a program and budget, the party acting as Operator shall be entitled to proceed with a program and budget as it deems appropriate.

ARTICLE 9 - OBLIGATIONS OF THE OPERATOR

9.1

During the term of this Agreement the Operator shall:

(a)

maintain in good standing, those prospecting permits comprising the Property by the doing and filing of assessment work or the making of payments in lieu thereof and the performance of all other actions which may be necessary in that regard and in order to keep such permits free and clear of all liens and other charges arising from the Operator’s activities thereon except those at the time contested in good faith by the Operator;

(b)

indemnify the non-operating party or parties against and save such party or parties harmless from all costs, claims, liabilities and expenses that the non-operators may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee, agent or designated consultant of the parties hereto arising out of or attributable to the gross negligence or wilful misconduct of the Operator while such director, officer, employee or designated consultant is on the Property;

(c)

permit the parties hereto, at their own expense, reasonable access to the results of the work done on the Property during each completed calendar year;

(d)

keep the Property free and clear of all liens, charges and encumbrances of every character arising from its operation hereunder (except for liens for taxes not then due, other inchoate liens and liens contested in good faith by the Operator), and proceed with all reasonable diligence to contest or discharge any lien that is filed;

(e)

pay, when due and payable, all wages or salaries for services rendered in connection with the Property and all accounts for materials supplied on or in respect of any work or operation performed on the Property;

(f)

keep in force at least the following minimum insurance coverage, naming BHPB and CRL as additional insured parties, until all Operations have been completed:

(i)

statutory workers’ compensations insurance for all of the Operator’s personnel required under the applicable worker’s compensation law;

(ii)

employer’s liability insurance with a limit on liability of not less than $5,000,000 for each accident;

(i)

comprehensive commercial general liability insurance with a limit on liability of not less than $5,000,000, combined single limit, per occurrence, for bodily injury and property damage, arising out of Operations performed under this Agreement by the Operator; and;

(ii)

comprehensive automobile liability insurance covering all vehicles, hired, owned and non-owned, with a limit on liability of not less than $5,000,000 combined single limit per occurrence for bodily injury and property damage;

(a)

do or cause to be done all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any applicable governmental authority; and

(b)

indemnify and hold the parties hereto harmless in respect of any and all costs, claims, liabilities and expenses arising out of or attributable to the gross negligence or wilful misconduct of the Operator in respect of the Operator’s activities on the Property.

9.2

BHPB shall reimburse CRL for the costs of increasing CRL’s current insurance coverage from $2,000,000 to $5,000,000 pursuant to the requirements of Subsection 9.1 (f) of this Agreement.  Such costs not to exceed $3,000.

9.3

CRL acknowledges that is has reviewed the BHP Billiton HSEC Policy and hereby agrees that as Operator it shall make reasonable commercial efforts to carry out all Operations in accordance with the BHP Billiton HSEC Policy.  Failure to do so, if such failure is due to negligence or wilful misconduct on the part of CRL, will be considered a material breach of this Agreement (a “Material Breach”).  In the event of a Material Breach, BHPB shall have the right but not the obligation to become Operator or replace CRL as Operator with a third party Operator and continue Operations on the Property pursuant to an existing budget and program or propose a new budget and program pursuant to Section 8.3.

 ARTICLE 10 - TRANSFERS

10.1

Except as provided for in Section 5.5, if a party at any time wishes to transfer all or part of its respective rights or interest under this Agreement to a third party, the party wishing to transfer (“Transferor”) shall first offer, by written notice, such interest to the other party (“Non-transferor”) on the terms to be offered to or accepted from the third party, with all such terms fully described and including the financial value of any non-cash consideration specified.

10.2

The parties hereby agree and confirm that the right of first refusal as set out in Section 10.1 shall not apply to Gold Resources.

10.3

Within twenty-one (21) days after receipt of such notice, the Non-transferor may object in writing to the Transferor’s assessment of the cash value of that portion of the proposed consideration which is not to be cash.  If such an objection is provided to the Transferor, the parties must seek to agree upon the cash equivalent value of that portion of the consideration which is not in cash.  If the parties cannot reach such an agreement within fourteen (14) days after the date of objection, then the cash equivalent value must be independently valued by a suitably qualified and experienced valuator appointed by agreement of the parties (acting reasonably) or in default thereof, by an expert.

10.4

If the Non-transferor does not elect within ninety (90) days of receiving such offer to accept the same, the Transferor shall be entitled for the next six (6) months to transfer the offered interest to a third party on terms no less favourable to the third party than the terms offered to the Non-transferor, without further obligation to the Non-transferor, and if such interest is not transferred within said six (6) month period, the obligation to offer such interest to the Non-transferor shall again be applicable.

10.5

The right of first refusal shall not apply to transfers to facilitate the granting of security by a party to a recognized financial institution in connection with its financing of its share of Expenditures.

10.6

The right of first refusal shall not apply to a corporate merger, consolidation, amalgamation, or reorganization of a party, provided the surviving entity will assume the rights, obligations, and liabilities of the affected party to this Agreement.

ARTICLE 11 – FORCE MAJEURE

11.1

If any party hereto is at any time prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lock-outs, labour shortages, power shortages, fuel shortages, fires, wars, insurrection, terrorist activities, inability to gain or maintain surface access not related to the misconduct of such party, inability to obtain on reasonably acceptable terms any necessary public or private license, permit, authorization or approval related to any exploration or mine development activities not related to the misconduct of such party, acts of God, governmental regulations restricting normal operations, shipping delays or any other extraordinary reason or reasons beyond the control of such party, other than lack of funds, the effect of which would be to halt work on the Property, the time limited for the performance by such party of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay, but nothing herein shall discharge the Operator from its obligations hereunder to maintain the Property in good standing.

11.2

Each party shall give prompt notice to the other of each event of force majeure under Section 11.1 and upon cessation of such event shall furnish to the other party notice to that effect together with particulars of the number of days by which the obligations of the notifying party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

ARTICLE 12 - CONFIDENTIAL INFORMATION

12.1

The parties to this Agreement shall keep confidential all books, records, files and other information supplied by any party to the other parties or their employees, agents or representatives in connection with this Agreement or in respect of the activities carried out on the Property by any party, or related to the sale of Minerals, or Products, including all analyses, reports, studies or other documents prepared by any party or its employees, agents or representatives, which contain information from, or otherwise reflects such books, records, files or other information. The parties shall use their reasonable efforts to ensure that their employees, agents or representatives do not disclose, divulge, publish, transcribe, or transfer such information, in whole or in part, other than to an affiliate where such disclosure is for routine corporate purposes, without the prior written consent of the other party, which consent may not be arbitrarily or unreasonably withheld and which shall not apply to such information or any part thereof to the extent that:

(a)

it is required to be publicly disclosed pursuant to applicable securities or corporate laws, in which event the party seeking to make such disclosure shall make all reasonable efforts to provide to the non-disclosing party at least two (2) Business Days prior to making such disclosure, a written copy of such proposed disclosure, unless mutually agreed otherwise, and shall in good faith consider any comments the non-disclosing party may have on such proposed disclosure.  Failure by the non-disclosing party to provide comments within two (2) Business Days of receiving such proposed disclosure shall entitle the disclosing party to make such disclosure at anytime thereafter it deems appropriate;

(b)

the disclosure is reasonably required to be made to a taxation authority in connection with the taxation affairs of the disclosing party; or

(c)

such information becomes generally disclosed to the public, other than as a consequence of a breach hereof by one of the parties hereto.

ARTICLE 13 – DISPUTE RESOLUTION

13.1

All disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated with or derived therefrom, which the parties cannot resolve within thirty (30) days of the date such dispute arose, shall be referred to and resolved through binding arbitration under the rules of the British Columbia International Commercial Arbitration Centre.

13.2

The appointing authority shall be the British Columbia International Commercial Arbitration Centre and the case shall be administered at Vancouver, British Columbia, by the British Columbia International Commercial Arbitration Centre in accordance with its "Procedures for Cases under the BCICAC Rules”.

ARTICLE 14 - DEFAULT AND TERMINATION

14.1

If at any time, a party fails to perform any obligation required to be performed by it under this Agreement, or a party is in breach of a warranty given by it under this Agreement, which failure or breach materially interferes with the implementation and operation of this Agreement, the other party may terminate this Agreement but only if the non-defaulting party has given written notice of such default to the defaulting party and the defaulting party has not, within fifteen (15) Business Days following delivery of such notice of default:

(a)

cured such default;

(b)

commenced proceedings to cure such default by appropriate payment or performance, the defaulting party hereby agreeing that should it so commence to cure any default it will prosecute the same to completion without undue delay; or

(c)

delivered to the non-defaulting party a notice contesting the notice of default and invoking the provisions of Article13 herein, in which case the provisions of this Article 14 will be suspended pending resolution of such dispute in accordance with Article 13.

14.2

Should the defaulting party fail to comply with the provisions of Section 14.1, the non-defaulting party may thereafter terminate this Agreement, provided however any such termination is made by notice in writing given in accordance with Article 16.

14.3

This Agreement may be terminated:

(a)

by CRL at any time prior to exercising the Option provided CRL has fulfilled the requirements of Section 3.2; or

(b)

in accordance with Section 14.2; or

(c)

upon agreement of the parties.

14.4

The provisions of Sections 3.2, 15.1, 18.3 and 18.5 hereof, shall survive the termination of this Agreement.

ARTICLE 15 – COVENANTS OF CRL

15.1

Subject to Article 11, CRL covenants with and to BHPB that:

(a)

it shall incur not less than $100,000 in Expenditures on or before December 31, 2003;

(b)

it shall remove all unused BHPB fuel and all BHPB fuel drums from the Nadluaruk Lake Camp and the Property and ensure that all fuel drums are disposed of in accordance with applicable legislation and regulations;

(c)

following its 2003 field activities related to the Property, it shall at its sole cost, immediately dismantle and transport all materials and equipment comprising the Nadluaruk Lake Camp from the Nadluaruk Lake Camp site to the BHPB equipment warehouse in Burnaby, British Columbia; and

(d)

immediately following its 2003 use of the Nadluaruk Camp, it shall leave the Nadluaruk Lake Camp site in such a condition that no obligations or commitments for reclamation, clean-up, remediation action or other environmental corrective measures relating to the Nadluaruk Lake Camp site be required by either of Indian and Northern Affairs Canada or the Nunavut Water Board pursuant to any of the Land Use Permit, the Water Use Permit or any applicable mining and environmental protection legislation, regulations, by-laws or lawful requirements.

15.2

CRL acknowledges and confirms that the Expenditure requirement of Subsection 15.1 (a) is an irrevocable requirements on the part of CRL.  Any shortfall in such Expenditure (the “Expenditure Deficit”) shall be paid to BHPB in cash on or before January 15, 2004.  The Expenditure Deficit shall be a debt due and owing to BHPB and shall survive the termination of this Agreement.

15.3

CRL acknowledges and confirms that the requirements of Subsections 15.1 (b), (c) and (d) are irrevocable obligations on the part of CRL and that such obligations shall survive any termination of this Agreement.  Any costs incurred by BHPB after the termination of this Agreement as a result of CRL’s failure to satisfy its obligations pursuant to Subsections 15.1 (b), (c) or (d), shall be a debt due and owing to BHPB immediately upon BHPB presenting CRL with a written invoice for such costs.

ARTICLE 16 – NOTICES

16.1

Any notice, direction, or other instrument required or permitted to be given under this Agreement shall be in writing and shall be given by the delivery of same or by mailing same by prepaid registered or certified mail or by sending same by telefacsimile or other similar form of communication, in each case addressed to the intended recipient at the address of the respective party as set out below:

(a)

In the case of a notice to BHPB, to:

BHP Billiton Diamonds Inc.

Suite 12300 – 1111 West Georgia Street

Vancouver, British Columbia, V6E 4M3

Attention: Steve Swatton, Manager, Business Development

Facsimile No. (604) 688-1498

(b)

In case of a notice to CRL, to:

Commander Resources Ltd.

Suite 1550 – 409 Granville Street

Vancouver, BC  V6C 1T2

Attention: William Coulter, President

Facsimile No. (604) 685-2814

16.2

Any notice, direction, or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the fifth business day following the day of mailing, except in the event of disruption of the postal service in which event notice will be deemed to be received only when actually received and, if sent by telefacsimile or other similar form of communication, be deemed to have been given and received on the day it was actually received.

16.3

Any party may at any time give notice in writing to the others of any change of address, and from and after the giving of such notice, the address therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

ARTICLE 17 – CONDITIONS PRECEDENT

17.1

This Agreement is subject to acceptance for filing by the Exchange.  CRL shall use reasonable commercial efforts to file this Agreement with the Exchange and obtain acceptance for filing as soon after execution as is reasonably possible.

ARTICLE 18 - GENERAL

18.1

No consent or waiver expressed or implied by any party in respect of any breach or default by any other party in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

18.2

No investigation made by or on behalf of BHPB or CRL or any of their respective advisors or agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made or incorporated by reference herein by the other party hereto or made pursuant thereto. No waiver by BHPB or CRL of any condition, in whole or in part, shall operate as a waiver of any other condition.

18.3

Notwithstanding the right of any party to fully investigate the affairs of the other party and notwithstanding any knowledge of facts determined or determinable by any party hereto pursuant to such investigation or right of investigation, each of BHPB and CRL has the right to rely fully upon the representations, warranties, covenants and agreements of the other contained or otherwise incorporated by reference in this Agreement and of such other party’s affiliates, officers and agents delivered pursuant to this Agreement.

18.4

All statements contained in any certificate or other instrument delivered by or on behalf of any party pursuant hereto or in connection with the transactions contemplated by this Agreement shall be deemed to be made by such party hereunder.

18.5

CRL, or BHPB, as the case may be (hereinafter referred to as the “Indemnifying Party”), hereby covenant and agree to indemnify and save harmless the other (herein referred to as the “Indemnified Party”), effective as and from the date of this Agreement, from and against any claims, demands, actions, causes of action, damage, loss, costs, liability or expense, including reasonable legal expenses (hereinafter in this Section 18.5 called “Claims”) which may be made or brought against the Indemnified Party or which it may suffer or incur as a result of, in respect of or arising out of any non-fulfillment of any covenant or agreement on the part of the Indemnifying Party under this Agreement or any incorrectness in or breach of any representation or warranty of the Indemnifying Party contained or incorporated by reference herein or in any certificate or other document furnished by the Indemnifying Party pursuant or in relation hereto. The foregoing obligation of indemnification in respect of such claims shall be subject to the requirement that the Indemnifying Party shall, in respect of any Claim made by any third party, be afforded an opportunity at its sole expense to resist, defend and compromise the same in a timely manner.

18.6

The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully and effectively the intent and purpose of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Property.

18.7

This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

18.8

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

18.9

Time shall be of the essence in this Agreement.

18.10

The preamble and Schedules attached hereto shall be deemed to be incorporated in, and to form part of, this Agreement.

18.11

Wherever the neuter and singular is used in this Agreement it shall be deemed to include the plural, masculine and feminine, as the case may be.

18.12

Nothing contained in this Agreement shall be deemed to constitute either party hereto the partner of the other, nor, except as otherwise herein expressly provided, to constitute either CRL or BHPB as the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the parties hereto to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. Neither CRL nor BHPB shall have any authority to act for or to assume any obligation or responsibility on behalf of the other party, except as otherwise expressly provided herein.

a.1

This Agreement may be signed by the parties in counterparts and may be delivered by facsimile, each of which when delivered will be deemed to be an original and all of which together will constitute one instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

BHP BILLITON DIAMONDS INC.

By:
Name:	Donald J. Schissel
Title:	Vice President

COMMANDER RESOURCES LTD.

By:
Name:	William J. Coulter
Title:	President

By:
Name:	Bernard Kahlert
Title:	Vice President

SCHEDULE “A”

BHP BILLITON POLICY

WORKING RESPONSIBLY AT BHP BILLITON

At BHP Billiton, we are committed to sustainable development.  Health, safety, environment and community responsibilities are integral to the way we do business.

We commit to continual improvement in our performance, efficient use of natural resources and aspire to zero harm to people and the environment.

Wherever we operate we will -

*

Develop, implement and maintain management systems for health, safety, environment and the community that are consistent with internationally recognized standards and enable us to:

*

identify, assess and manage risks to employees, contractors, the environment and communities;

*

strive to achieve leading industry practice;

*

meet and, where appropriate, exceed applicable legal requirements;

*

set and achieve targets that include reducing and preventing pollution;

*

develop our people and provide resources to meet our targets;

*

support the fundamental human rights of employees, contractors and the communities in which we operate;

*

respect the traditional rights of indigenous people;

*

care for the environment and value cultural heritage; and

*

advise on the responsible use of our products.

*

Seek opportunities to share our success by:

*

working with communities to contribute to social infrastructure needs through the development and use of appropriate skills and technologies; and

*

developing partnerships that focus on creating sustainable value for everyone.

*

Communicate with, and engage, employees, business partners, suppliers, customers, visitors and communities to:

*

build relationships based on honesty, openness, mutual trust and involvement; and

*

share responsibility for meeting the requirements of this policy.

We will review regularly and report publicly our progress and ensure that this policy remains relevant to the needs of our stakeholders.  We will be successful when we achieve our targets toward our goal of zero harm and are valued by the communities in which we work.

SCHEDULE “B”

INSPECTION NOTICE

SCHEDULE “C”

LAND USE PERMIT

SCHEDULE “D”

THE PROPERTY

SCHEDULE “E”

ROYALTY INTERESTS

1.

Any capitalized terms used in this Schedule “E” shall have the meaning ascribed to such term in the Agreement.

2.

“Net Smelter Royalty” as specifically defined below applies to the Commercial Production of all Minerals excluding diamonds and industrial minerals.  “Gross Production Royalty” as specifically defined below applies to the Commercial Production of diamond and industrial minerals only.

I.

“Net Smelter Royalty” means:

(a)

in the case of gold or silver processed by a refinery, an amount equal to the number of ounces credited to the a party or parties by the refinery on the Final Settlement Date (as defined below), multiplied by the price per ounce as given in the London P.M./London Metal Exchange (LME) fixing (for gold) and the Handy and Harman base price (for silver) as published in The Wall Street Journal for the first business day following the Final Settlement Date (which amount shall be deemed to have been received by the party or parties), less Allowable Deductions, which term is defined below;

(b)

in all other cases, the amount received by a party or the parties from any mill, smelter, refinery, reduction works, mint, or other purchaser in payment for Product mined from a Project Area and sold, less Allowable Deductions.  In the event such Product is being shipped to a mill, smelter or other treatment facility owned and/or operated by a party, the net smelter returns as defined herein on which royalties are calculated shall be no less favourable to the other party or parties than if such Product had been shipped to the nearest competitive custom mill or smelter which would accept said Product.

(c)

“Allowable Deductions” means, to the extent borne or to be borne by a party or the parties:

(i)

sales, severance, production, value added tax, and other similar taxes, and third party royalties (but excluding any taxes on net income),

(ii)

charges for and taxes on transportation from the mine or, if the Minerals are processed, the plant producing the concentrates or other saleable products, to the place of sale,

(iii)

insurance and security costs and charges,

(iv)

purchaser’s milling, smelting, refining, and other treatment charges, costs, and penalties,

(v)

assaying, and umpire costs and fees, and

(vi)

marketing costs and commissions.

(a)

“Final Settlement Date” means the date on which all refined metals are available to a party or the parties.

II.

“Gross Production Royalty” means the gross value of diamonds and industrial minerals produced from the Property.  The gross value of diamonds and industrial minerals shall be the same as determined for the purposes of the calculation of the mining royalty on diamond and industrial mineral Commercial Production as levied by the Government of Canada or the Government of Nunavut, as applicable.

III.

“BHPB Gold Royalty” means the following Net Smelter Royalty to be received by BHPB in respect of all Commercial Production of gold from any and all Gold Resources on the Property:

Net Smelter Royalty Percentage to be Paid to BHPB	Gold Price on the London Metals Exchange (in US dollars per ounce)
1.00%	Below $300.01
2.00%	$300.01 to $325.00
2.50%	$325.01 to $350.00
2.70%	$350.01 to $375.00
2.90%	$375.01 to $400.00
3.00%	Above $400.00

SCHEDULE “F”

WATER USE PERMIT

SCHEDULE “G”

SUMMARY OF JOINT VENTURE AGREEMENT

1.

The words and terms as defined in the Agreement to which this Schedule “G” is attached shall have the same meaning for the purposes of this Schedule “G” unless otherwise specifically indicated.

2.

Subject to paragraph 16, each party will contribute to all costs and take its share of Products in proportion to its undivided percentage interest ("Interest") in the Property or a Project Area, as applicable, from time to time.

3.

At the commencement of the Joint Venture, the deemed exploration Expenditures of each party shall be:

(a)

if each of CRL and BHPB hold a fifty percent (50%) interest in the Property or a Project Area, as applicable, an amount equal to CRL’s actual Expenditures reasonably attributable to Non-Gold Resource exploration on the Property or the Project Area as applicable.

(b)

if BHPB and CRL hold a seventy-five percent (75%) and a twenty-five percent (25%) interest in a Project Area, respectively:

1.

for CRL, an amount equal to the actual Expenditures reasonably attributable to Non-Gold Resource exploration in respect of that Project Area;  and

2.

for BHPB, an amount equal to three hundred percent (300%) of CRL’s Non-Gold Resource related Expenditures as set out in subparagraph 3 (b) 1. above.

4.

All Operations on and in connection with the Property or Project Area, as applicable, shall be managed by a committee (the "Management Committee") consisting of one (1) representative of each of the parties.  A party’s representative on the Management Committee shall have such number of votes equal to such party's Interest at the time of the vote.  All decisions of the Management Committee shall be made by a simple majority of the votes cast.  In the case of a tied vote, no party shall have a casting vote.

5.

All disputes between the parties, including contentious decisions of the Management Committee, that remain unresolved after a period of thirty (30) days shall be referred to and finally resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Centre.

6.

The initial Operator under the Joint Venture shall be BHPB.  CRL shall have the right to act as Operator for as long as its interest in the Property or a Project Area, as applicable, is equal to or greater than fifty percent (50%).

7.

Prior to proceeding with any exploration or development program on the Property or Project Area, as applicable, the Operator shall deliver a program and budget for such program to the Management Committee.  The Management Committee members shall have ninety (90) days from delivery of the program and budget to review and comment on such program and budget. If the Management Committee, while acting in good faith, is unable to agree on a program and budget, the party acting as Operator shall be entitled to proceed with a program and budget as it deems appropriate.

8.

If the Operator does not commence Operations on the Property or a Project Area, as applicable, prior to the first (1st) anniversary of the deemed formation of the Joint Venture, the non-operating party shall have the right to become Operator and proceed in accordance with paragraph 7 above.  If the Operator does not commence Operations on the Property or a Project Area, as applicable, on or before the second and each subsequent anniversary date of the deemed formation of the Joint Venture, the non-operating party shall have the right to become Operator and proceed in accordance with paragraph 7 above.

9.

All operations on and in connection with the Property or Project Area, as applicable, shall be carried out exclusively by the Operator and the Operator shall have the right to retain such subcontractors as it sees fit.  The Operator shall be entitled to charge a management fee equal to five percent (5%) on general exploration expenditures, helicopter, drilling and airborne survey expenditures.  The Operator shall only be entitled to charge a management fee of five percent (5%) on actual costs incurred by contractors.  No management fee shall be paid in regard to mark-up charged by contractors.  Any management fee payable upon the commencement of Commercial Production from the Property or Project Area, as applicable, shall be set by the Management Committee prior to the commencement of Commercial Production.

10.

The parties shall use best efforts to ensure that all Joint Venture operations are carried out in accordance with the BHP Billiton HSEC Policy.

11.

Each party shall elect whether or not to contribute to the Joint Venture Expenditures.  If a party elects not to contribute (the “non-contributing party”), its Interest shall be reduced, such that a party's Interest at any time shall be calculated by dividing the non-contributing party's deemed and actual Expenditures by the deemed and actual Expenditures of all of the parties, and multiplying the resulting fraction by 100 (standard straight line dilution calculation).

12.

If a party elects to contribute to a work program and budget and then fails to pay an invoice in a timely manner, that party (the "defaulting party") shall be deemed to have elected not to contribute to the budget pursuant to the provisions contained in paragraph 10 hereof.  The non-defaulting party shall be entitled to complete the original work program or a revised work program and the defaulting party's Interest shall be reduced accordingly.

13.

The Operator shall be entitled to include in each budget, in addition the amounts to be actually expended, the reasonably estimated cost of satisfying continuing obligations relating to environmental protection, rehabilitation, reclamation and mine decommissioning.

14.

If at any time a party's Interest is reduced to below ten percent (10%), it shall be deemed to have conveyed its Interest to the other party in consideration of the right to receive a Royalty Interest as follows:

(a)

a two percent (2%) Net Smelter Return on the Commercial Production of all Minerals (excluding diamonds and industrial minerals); and

(b)

a Gross Production Royalty of one percent (1%) on the Commercial Production of all diamonds and industrial minerals.

15.

In the event that the Management Committee elects not to carry out a work program in any given year, each party shall be obligated to contribute its proportionate share of the funds required to keep the Property or Project Area, as applicable, in good standing under any applicable laws in force at that time (“Maintenance Funds”).  If a party fails to provide Maintenance Funds within ninety (90) days of receipt of notice from the Operator that Maintenance Funds are required (the “non-contributing party”), it shall be deemed to have conveyed its Interest proportionately to the other party in consideration of the payment of $10.  Upon such deemed conveyance, the non-contributing party ceases to hold any interest in the Property or Project Area, as applicable.  Within ninety (90) days of such deemed conveyance, the non-contributing party shall deliver applicable title documentation to the other party.

16.

BHPB shall have the exclusive right to market all of the diamonds produced on the Property or Project Area, as applicable, until the fifth (5th) anniversary date of the commencement of Commercial Production from a mine on the Property or Project Area, as applicable.

17.

BHPB shall be entitled to receive a marketing fee equal to seven and one-half percent (7.5%) of the gross revenue generated through the marketing and sale of diamonds produced on the Property or Project Area, as applicable.